Exhibit (a)(1)(iii)

Offer To Purchase For Cash
Up to 2,000,000 American Depositary Shares, each representing .05 of a common share of
DOUBLEDOWN INTERACTIVE CO., LTD.
at
$18.00 per American Depositary Share
by
B. Riley Securities, Inc.,
a wholly owned subsidiary of

B. Riley financial, inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 22, 2021 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 21, 2021), UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by B. Riley Securities, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of B. Riley Financial, Inc., a Delaware corporation (“BRF”), to act as information agent in connection with Purchaser’s offer to purchase up to 2,000,000 American Depositary Shares (“ADS”), each representing .05 of a common share, par value ~~W~~10,000 per share, of DoubleDown Interactive Co., Ltd., a South Korea limited company (‘DDI”), owned by holders of ADS of DDI other than BRF and its subsidiaries (“DDI ADS”), at a price of $18.00 per ADS, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 23, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold DDI ADS registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition or any minimum condition. The conditions of the Offer are described in Section 14 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold DDI ADS registered in your name or in the name of your nominee, we are enclosing the following documents:

1.      The Offer to Purchase;

2.      The Letter of Transmittal for your use in accepting the Offer and tendering DDI ADS and for the information of your clients, together with the included IRS Form W-9;

3.      A form of letter that may be sent to your clients for whose accounts you hold DDI ADS registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4.      A return envelope addressed to American Stock Transfer & Trust Company, LLC (the “Depositary”) for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on October 22, 2021 (one minute after 11:59 P.M., New York City time, on October 21, 2021), unless the Offer is extended.

For DDI ADS to be properly tendered pursuant to the Offer, the DDI ADS certificates or confirmation of receipt of such DDI ADS under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfers, either such Letter of Transmittal or an Agent’s Message (as defined in Section 6 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary.

Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of DDI ADS pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of DDI ADS pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

You may contact us as Information Agent with questions and requests for assistance, and for additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials, at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,
D.F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, BRF, DDI, the Information Agent, or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.